EXHIBIT 10.2

Notice of Grant of Performance Stock Units and Performance Stock Unit Award Agreement	Hologic, Inc. ID: 04-2902449 250 Campus Drive Marlborough, MA 01752

Grantee Name	Plan: 2008 Equity Incentive Plan, as amended and restated (the “Plan”)

Effective GRANT DATE (the “Grant Date”), you (the “Grantee”) have been granted an award of a target number of SHARES GRANTED performance stock units (“PSUs”) of Hologic, Inc. (the “Company”) (such number of PSUs are hereinafter referred to as the “Target Number of PSUs”). The PSUs are granted pursuant to the terms and conditions of the Plan, referenced above, and the performance stock unit award agreement (the “PSU Award Agreement”) provided herewith.

Subject to the terms and conditions of the PSU Award Agreement and the Plan, and achievement of the performance targets set forth in the 2023 Long-Term Performance Program overview (the “2023 LTP Overview”), the PSUs will vest on the third anniversary of the Grant Date, entitling you to receive one share of the Company’s common stock for each PSU so vested.

By your signature and the Company’s signature below, you and the Company agree that these PSUs are granted under and governed by the terms and conditions of the Plan and the PSU Award Agreement.

Hologic, Inc.	Date

Electronic Signature	Acceptance Date

Hologic, Inc.

Performance Stock Unit Award Agreement

Performance Stock Unit Award Agreement (the “PSU Award Agreement”) pursuant to the Hologic, Inc. 2008 Equity Incentive Plan, as it may be amended from time to time (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company and the Grantee desire to enter into an agreement whereby the Company will grant the Grantee Performance Stock Units (“PSUs”) in respect of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), as set forth in the Notice of Grant of Performance Stock Units to which this PSU Award Agreement is attached (the “Award Notice”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Grantee agree as follows:

1. Grant of PSUs. Pursuant to the terms and conditions of this PSU Award Agreement and the Plan (which is incorporated herein by reference), the Company hereby grants to the Grantee an award for the Target Number of PSUs as provided in the Award Notice. The shares of Common Stock covered by these PSUs are sometimes hereinafter referred to as the “PSU Shares.” The number and class of securities and vesting schedule of the PSUs are subject to adjustment as set forth in this PSU Award Agreement, the Plan and the 2023 LTP Overview (which is incorporated herein by reference). In the event of a conflict between the terms and conditions of the Plan and this PSU Award Agreement, the terms and conditions of the Plan shall prevail. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

2. Performance Stock Units. Each PSU entitles the Grantee to receive from the Company (i) one share of Common Stock for each PSU vested as of a Vesting Date (as defined below) and (ii) the right to receive notional dividend equivalents, if any, each in accordance with the terms of and subject to adjustment as provided in this PSU Award Agreement, the Plan and the 2023 LTP Overview. After a Vesting Date, and subject to the terms and conditions of this Agreement, the Company shall deliver the PSU Shares which have vested on that date. To the extent that the PSUs granted hereby are not otherwise forfeited, the number of PSUs that vest shall be rounded to the nearest whole PSU.

3. Dividend Equivalents. Until the Vesting Date, whenever dividends are paid or distributed with respect to the Common Stock, the Grantee shall be entitled to receive notional dividend equivalents (the “Dividend Equivalents”) in an amount equal in value to the amount of the dividend or property distributed on a single share of Common Stock as of the record date for such dividend or distribution, multiplied by the number of PSUs granted hereunder that are vested as of the Vesting Date. Payment of the notional dividend equivalents paid on PSUs will be withheld by the Company and shall be delivered to the Grantee as of the Vesting Date, if and only to the extent that the PSUs have vested as of said date, as set forth in paragraph 4.

4. Vesting.

(a) Subject to achievement of the performance targets set forth in the 2023 LTP Overview, and except as otherwise set forth herein, the PSUs granted hereby will vest on the third anniversary of the Grant Date as provided in the Award Notice, provided that the Grantee has remained in continuous Service (as defined below) through such date (the “Restriction Lapse Date”). The calculation of the number of PSUs, if any, that will vest on the Restriction Lapse Date is specified in the 2023 LTP Overview and is based upon the Three-Year Relative TSR Percentile Rank (as set forth in the 2023 LTP Overview). If the Company does not achieve the Minimum Three-Year Relative TSR Rank (as set forth in the 2023 LTP Overview) during the Performance Period, the PSUs granted or otherwise eligible to be issued hereunder shall be forfeited as of the date of such determination. Notwithstanding the foregoing, upon the Grantee’s Retirement (as defined below), the PSUs shall vest on the Restriction Lapse Date, subject to achievement of the performance targets set forth in the 2023 LTP Overview (i.e. based on the Company’s actual performance); provided, however, that the PSUs shall not be eligible for the treatment described in this sentence if the grant date is within ninety (90) days of the Grantee’s Retirement. For purposes of this Agreement, the term “Retirement” shall mean a Grantee’s termination of Service other than by the Company for Cause on or after the earlier of (a) attaining age 65, or (b) attaining age 55 and completing 10 years of continuous Service with the Company. For

(Hologic, Inc. U.S. FY23 PSU Agreement (relative TSR) – Page 2)

purposes of this PSU Award Agreement, the term “Service” shall mean service as a Service Provider to the Company; and the term “Service Provider” shall mean an employee, officer or director of the Company or an Affiliate of the Company or a consultant currently providing services to the Company or an Affiliate of the Company. Whether a termination of Service shall have occurred for purposes of this PSU Award Agreement shall be determined by the Company, which determination shall be final, binding and conclusive. If the Grantee’s Service is terminated prior to the Restriction Lapse Date (other than as otherwise explicitly provided for in this Section 4), then the unvested PSUs shall terminate and Grantee shall have no further rights hereunder, including without limitation any rights to receive any Dividend Equivalents as set forth in paragraph 3, with respect to such unvested PSUs. For purposes of this PSU Award Agreement, the term “Performance Period” shall be the period commencing on September 25, 2022 (the first day of the Company’s current fiscal year) and ending on September 27, 2025 (the last day of the Company’s fiscal year 2025).

(b) Notwithstanding anything to the contrary in Section 4(a) above and subject to the conditions set forth below, a pro-rata amount (based on the number of days the Grantee was employed during the Performance Period) of the Target Number of PSUs granted hereby will vest prior to the Restriction Lapse Date upon the termination of the Grantee’s Service as a result of the death or Permanent Disability (as defined in Section 22(e)(3) of the Code) of the Grantee (the “Termination Vesting Date,” and together with the Restriction Lapse Date, the “Vesting Date”).

(c) Notwithstanding anything to the contrary in Section 4(a) above and subject to the conditions set forth below, if the Company consummates a Change of Control prior to the Restriction Lapse Date, the Target Number of PSUs granted hereby that have not otherwise been forfeited prior to the Change of Control shall in effect become time-lapsed restricted stock units (“RSUs”) for shares of the Company’s Common Stock at a rate of one RSU for each of the Target Number of PSUs. The RSUs shall vest in full on the Restriction Lapse Date provided that, in the event the Grantee’s employment during the Change of Control Period is terminated prior to the Restriction Lapse Date, either (A) by the Company other than for Cause or (B) by the Grantee for Good Reason and the Grantee in both cases has remained in continuous Service through the date of termination, then all RSUs shall be immediately vested. If a Change of Control occurs subsequent to the last day of the Performance Period, but prior to calculation of the Relative TSR Percentile Ranking, then PSUs shall be converted to RSUs only after such calculation(s), provided, however, in the event that the Company has failed to achieve the Minimum Three-Year Relative TSR Percentile Rank for the Performance Period, then all PSUs shall be forfeited regardless of the Change of Control occurring after the end of the Performance Period. Certain capitalized terms used in this paragraph (c) are defined in Annex A. Notwithstanding anything to the contrary in this PSU Award Agreement (including the foregoing, the 2023 LTP Overview, or Annex A hereto), if the Grantee is a party to a prior written employment agreement, change of control agreement or plan or other similar written agreement or plan (each a “Prior Agreement”), that provides, in certain circumstances, for greater benefits regarding the accelerated vesting of equity awards (including PSUs) following a change of control of the Company or similar transaction, the terms of such Prior Agreement shall control the definition of the term “Change of Control” (or any term used therein of similar import), and the terms and conditions by which the vesting of the PSUs may be accelerated as a result of a Change of Control, as well as the benefits that may otherwise be available to the Grantee upon a Change of Control. For the avoidance of doubt, the parties hereby confirm that the PSUs granted hereunder shall be considered and treated as restricted stock under any such Prior Agreement for purposes of determining whether any such vesting is accelerated.

5. Nontransferability. The PSUs granted pursuant to this PSU Award Agreement may not be transferred without the consent of the Company, other than by will or the laws of descent and distribution.

6. No Rights Other Than Those Expressly Created. Neither this PSU Award Agreement, the PSUs, nor any action taken hereunder shall be construed as (i) giving the Grantee any right to be retained in the Service of, or continue to be affiliated with, the Company, (ii) giving the Grantee any equity or interest of any kind in any assets of the Company, or (iii) creating a trust of any kind or a fiduciary relationship of any kind between the Grantee and the Company. As to any claim for any unpaid amounts or distributions under this PSU Award Agreement, any person having a claim for payments shall be an unsecured creditor. The Grantee shall not have any of the rights of a stockholder with respect to any PSU Shares or any Dividend Equivalents until such time as the underlying PSU has been vested and the PSU Shares have been issued.

(Hologic, Inc. U.S. FY23 PSU Agreement (relative TSR) – Page 3)

7. Compliance with Laws.

(a) Withholding of Taxes. Pursuant to applicable federal, state, local or foreign laws, the Company may be required to collect or withhold income or other taxes from Grantee upon a Vesting Date or at some other time. The Company may require, upon a Vesting Date, or demand, at such other time as it may consider appropriate, that the Grantee pay the Company the amount of any taxes which the Company may determine is required to be collected or withheld, and the Grantee shall comply with the requirement or demand of the Company.

(b) Section 280G. In the event that the Grantee shall become entitled to payments and/or benefits provided by this PSU Award Agreement or any other amounts in the “nature of compensation” as a result of a Change of Control (the “Company Payments”), and such Company Payments will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code or similar provision, then, except as may otherwise be provided in a Prior Agreement between the Company and the Grantee, the amounts of any Company Payments shall be automatically reduced to an amount one dollar less than the amount that would subject the Grantee to the Excise Tax.

(c) Securities Law Compliance. Upon vesting (or partial vesting) of the PSUs granted hereunder, the Grantee shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue or transfer the PSU Shares in compliance with the provisions of applicable federal or state securities laws. The Company, in its discretion, may postpone the issuance and delivery of PSU Shares until completion of such registration or other qualification of such shares under any federal or state laws, or stock exchange listing, as the Company may consider appropriate. In addition, the Company may require that prior to the issuance or transfer of PSU Shares, the Grantee enter into a written agreement to comply with any restrictions on subsequent disposition that the Company deems necessary or advisable under any applicable federal and state securities laws. The PSU Shares issued hereunder may be legended to reflect such restrictions.

(d) General. No PSU Shares shall be issued or Dividend Equivalents distributed upon vesting of a PSU granted hereunder unless and until the Company is satisfied, in its sole discretion, that there has been compliance with all legal requirements applicable to the issuance of such PSU Shares and/or distribution of such Dividend Equivalents.

8. Miscellaneous.

(a) 409A Compliance. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the issuance of stock hereunder as it reasonably deems necessary to comply with Section 409A of the Code and interpretative guidance thereunder. To the extent any payment hereunder is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon separation from service (within the meaning of Section 409A of the Code) before the date that is six months after the specified employee’s separation from service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s separation from service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

(b) Recoupment/Claw-Back of Awards. Notwithstanding any other provision of this PSU Award Agreement to the contrary, any PSU granted under this PSU Award Agreement (including any proceeds, gains or other economic benefit actually or constructively received upon any receipt or exercise of any PSU or upon the receipt or resale of any share of Common Stock underlying the PSU) shall be subject to the terms of any compensation recoupment or claw-back policy implemented by the Company, as any such policy may be amended from time to time, and/or subject to recoupment as required by any other provisions of any law (including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended), government regulation or stock exchange listing requirement.

(Hologic, Inc. U.S. FY23 PSU Agreement (relative TSR) – Page 4)

(c) Discretion of the Committee. Unless otherwise explicitly provided herein, the Board of Directors of the Company, or an authorized committee thereof, shall make all determinations required to be made hereunder, including but not limited to determinations relating to the achievement of any thresholds or the vesting of any PSUs hereunder, and shall interpret all provisions of this PSU Award Agreement and the underlying PSUs, as it deems necessary or desirable, in its sole and absolute discretion. Such determinations and interpretations shall be binding on and conclusive to the Company and the Grantee. Without limiting the foregoing, the Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the issuance of stock hereunder as it reasonably deems necessary to the extent that (a) audited financials are not complete for any applicable period during the Performance Period and/or (b) that the Company has not had an adequate opportunity to review the audited financials or confirm the Three-Year Relative TSR Percentile Rank, or any other metric set forth in the 2023 LTP Overview, for any applicable period during the Performance Period.

(d) Amendment. Subject to the terms of the Plan, this PSU Award Agreement may only be modified or amended by a writing signed by both parties.

(e) Notices. Any notices required to be given under this PSU Award Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, and addressed as follows:

if to the Company:

Hologic, Inc.

250 Campus Drive

Marlborough, MA 01752

Attention: Chief Financial Officer

if to the Grantee:

As set forth in the records of the Company

or to such other address as either party may designate under the provisions hereof.

(f) Entire Agreement. This PSU Award Agreement shall supersede in its entirety all prior undertakings and agreements of the Company and the Grantee, whether oral or written, with respect to the PSUs granted hereunder; provided, however, that nothing herein shall supersede any Prior Agreement that may provide, in certain circumstances, for greater benefits regarding acceleration of vesting of equity awards granted to the Grantee.

(g) Successors and Assigns. The rights and obligations of the Company under this PSU Award Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

(h) Applicable Law; Severability. All rights and obligations under this PSU Award Agreement shall be governed by the laws of the State of Delaware. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this PSU Award Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this PSU Award Agreement shall nevertheless remain in full force and effect.

(i) Paragraph Headings; Rules of Construction. The paragraph headings used in this PSU Award Agreement are for convenience of reference and are not to be construed as part of this PSU Award Agreement. The parties hereto acknowledge and agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this PSU Award Agreement.

(j) Electronic Copies. The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this PSU Award Agreement, the Grantee consents and agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, the Company will provide such copies upon request.

(Hologic, Inc. U.S. FY23 PSU Agreement (relative TSR) – Page 5)

(k) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this PSU Award Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party, unless explicitly provided for herein. No single or partial exercise of any right, power or remedy under this PSU Award Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

(l) Counterparts. The Award Notice to which this PSU Award Agreement is a part may be executed in multiple counterparts, including by electronic or facsimile signature, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Hologic, Inc. U.S. FY23 PSU Agreement (relative TSR) – Page 6)

Annex A

Certain Definitions Regarding Accelerated Vesting on a Change of Control

Certain Definitions. For purposes of the Performance Stock Unit Award Agreement to which this Annex is attached (the “PSU Award Agreement”), the following capitalized terms shall have the meanings set forth below.

(a) “Cause” means a determination by the Company that any of the following has occurred: (i) disloyalty, gross negligence, willful misconduct or breach of fiduciary duty to the Company which results in substantial direct or indirect loss, damage or injury to the Company; (ii) the Grantee’s material violation of the Company’s Code of Conduct, and other Company Codes of Conduct or other policies and procedures that are applicable to the Grantee; (iii) the commission, indictment, plea of nolo contendere or conviction of the Grantee of a felony; (iv) the breach of the Grantee’s confidentiality, non-competition, non-solicitation covenants set forth in a separate written agreement between the Company and the Grantee; (v) a violation of federal or state securities law or regulations; or (vi) any other act or omission by the Grantee that would constitute “cause” under any employment or similar agreement entered into between the Grantee and the Company or any of its subsidiaries.

(b) “Change of Control” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Voting Stock of the Company; provided, however, that any acquisition by the Company, or any employee benefit plan (or related trust) of the Company of 50% or more of Voting Stock shall not constitute a Change of Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Voting Stock, shall not constitute a Change of Control; or

(ii) Any transaction which results in the Continuing Directors (as defined in the Certificate of Incorporation of the Company) constituting less than a majority of the Board of Directors of the Company; or

(iii) The consummation of (A) a Merger with respect to which the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from the Merger (the “Resulting Corporation”) as a result of the individuals’ and entities’ shareholdings in the Company immediately prior to the consummation of the Merger and without regard to any of the individuals’ and entities’ shareholdings in the corporation resulting from the Merger immediately prior to the consummation of the Merger, or (B) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a subsidiary of the Company.

Notwithstanding the foregoing, no Change of Control shall be deemed to occur if as a result of any transaction referred to in paragraph (iii) above, the Company is deemed to be the accounting acquirer under U.S. generally accepted accounting principles pursuant to Accounting Standards Codification Topic 805, as it may be amended from time to time or any successor rule, standard, pronouncement, law or regulation.

(c) “Change of Control Period” means the period commencing upon a Change of Control and ending two (2) years after a Change of Control.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor act thereto.

(e) “Good Reason” means:

(i) A material diminution in the Grantee’s base compensation;

(Hologic, Inc. U.S. FY23 PSU Agreement (relative TSR) – Page 7)

(ii) A material diminution in the Grantee’s authority, duties and responsibilities as in effect immediately prior to the Change of Control;

(iii) A material diminution in the authority, duties and responsibilities of the supervisor to whom the Grantee is required to report as in effect immediately prior to the Change of Control;

(iv) A material change in the geographic location in which Grantee’s principal office was located immediately prior to the Change of Control;

(v) A material diminution in the budget over which the Grantee had authority immediately prior to the of the Change of Control; and

(vi) Any other action or inaction that constitutes a material breach by the Company of the PSU Award Agreement or any other agreement under which the Grantee provides services;

provided, however, that Good Reason shall not exist unless the Grantee has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

(f) “Merger” means a reorganization, merger or consolidation.

(g) “Voting Stock” means the then outstanding shares of voting stock of the Company.

(Hologic, Inc. U.S. FY23 PSU Agreement (relative TSR) – Page 8)